Exhibit 10.23 – Deferred Compensation Plan

O’REILLY AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN

As Amended and Restated Effective as of January 1, 2021

O’REILLY AUTOMOTIVE, INC.
DEFERRED COMPENSATION PLAN

Table of Contents

Page

ARTICLE 1 PURPOSE, DEFINITIONS AND CONSTRUCTIONE-1

1.1 Purpose of the PlanE-1

1.2 DefinitionsE-1

1.3 ConstructionE-2

ARTICLE 2 ELIGIBILITYE-2

2.1 Initial Eligibility RequirementsE-2

2.2 Loss of Eligible Employee StatusE-2

2.3 Termination of ParticipationE-3

ARTICLE 3 DEFERRAL ELECTIONSE-3

3.1 Deferral ElectionsE-3

3.2 Deferral Election TimingE-4

3.3 Deemed Deferral ElectionsE-4

3.4 Cancellation of Deferral ElectionsE-4

ARTICLE 4 CONTRIBUTIONS TO THE PLANE-4

4.1 Participant ContributionsE-4

4.2 Employer Matching ContributionsE-4

ARTICLE 5 ALLOCATION AND INVESTMENTE-5

5.1 Establishment of AccountE-5

5.2 AllocationE-5

5.3 Establishment of TrustE-5

5.4 Allocation of Investment Earnings and LossesE-5

ARTICLE 6 PAYMENT OF ACCOUNTE-6

6.1 Vesting of AccountE-6

6.2 Forfeiture of Unvested Account BalancesE-7

6.3 Timing of PaymentE-7

6.4 Form of PaymentE-8

ARTICLE 7 MISCELLANEOUSE-9

7.1 Administration of the PlanE-9

7.2 Benefit ClaimsE-9

7.3 Designation of a BeneficiaryE-10

7.4 Amendment of the PlanE-10

7.5 Termination of the PlanE-10

7.6 NoticesE-10

7.7 Non-AlienationE-11

7.8 Payments to IncompetentsE-11

7.9 SeverabilityE-11

7.10 Governing LawE-11

7.11 TaxesE-11

7.12 WaiverE-11

7.13 No Right to EmploymentE-11

7.14 Compliance With Code Section 409AE-11

ARTICLE 1

PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1	Purpose of the Plan

The Plan was established by the Company effective as of January 1, 1997 to permit certain select management employees to defer payment of a portion of their compensation and to accumulate Employer matching contributions on a deferred basis. The Plan is not intended to, and does not, qualify under sections 401(a) and 501(a) of the Internal Revenue Code, and is designed and intended to be a plan described in section 201(2) of ERISA. The Plan is amended and restated as set forth herein effective as of the Effective Date or as otherwise specified herein.

1.1	1.2Definitions

The following terms, when found in the Plan, shall have the meanings set forth below:

(a)Account: The account established for a Participant pursuant to Section 5.1.

(b)Base Compensation: A Participant’s base salary from the Employer, including amounts deferred under this Plan and any other Employer plan or program providing for elective deferrals from base salary (such as the Employer’s cafeteria plan or 401(k) plan).

(c)Beneficiary: The person or persons designated (or deemed designated) by a Participant under Section 7.3 to receive any benefits payable hereunder after the death of the Participant.

(d)Bonus: The cash bonus payable to a Participant under the applicable Bonus Plan.
(e)Bonus Plan: The cash component of the Executive Officer Bonus Plan(s) (or any successor plan(s) thereto) for Participants eligible to participate therein or the cash component of the Performance Incentive Plan (or any successor plan thereto) for Participants eligible to participate therein.

(f)Code: The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor and including applicable Treasury regulations.

(g)Committee: The Plan Investment Committee of the Company.

(h)Company: O’Reilly Automotive, Inc. and any successor thereto that assumes sponsorship of the Plan.

(i)Date Certain: The certain day of any month in any year specified by a Participant in a Deferral Election made pursuant to Section 6.2.

(j)Deferral Election: An election described in Section 3.1.

(k)Determination Date: The last Valuation Date reasonably preceding the payment date.

(l)Disabled or Disability: A Participant’s “disability” as defined by Treasury regulation section 1.409A-3(i)(4), including a deemed disability as defined by Treasury regulation section 1.409A-3(i)(4)(iii).

(m)Effective Date: January 1, 2021.

(n)Eligible Employee: An employee of the Employer who has been designated by the most senior human resources officer of the Company, by name, position, or in any other specifically identifiable manner, as being in the class of persons who are eligible to participate in the Plan. No person shall be selected as an Eligible Employee except a common law employee of the Employer whose taxable year is the Plan Year and who is a member of a “select group of management or highly compensated employees” of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(o)Employer: The Company and each wholly owned subsidiary of the Company. For purposes of Section 1.2(w), the term “Employer” includes all persons with whom such Employer would be considered a single employer under Code sections 414(b) and/or 414(c) except determined by using the default 50% ownership threshold specified in Treasury regulation 1 409A-1(h)(3).

(p)ERISA: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time, including any successor.

(q)Level One Participant: Any Participant who is prohibited by the terms of the Employer’s 401(k) plan from making elective contributions to such 401(k) plan. Status as a Level One Participant depends solely on the maximum permissible elective contribution under the Employer’s 401(k) plan and not on whether the Participant actually elects to make or not make contributions to such plan.

(r)Level Two Participant: A Participant who is not a Level One Participant.

(s)Level Three Participant: [Reserved.]

(t)Participant: An Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated in accordance with Section 2.3

(u)Plan: The O’Reilly Automotive, Inc. Deferred Compensation Plan, as set forth herein, and as it may be amended from time to time.

(v)Plan Year: The twelve-month period beginning each January 1 and ending the immediately following December 31.

(w)Separates from Service or Separation from Service: A Participant’s “separation from service” with the Employer within the meaning of Code section 409A(a)(2)(A)(i) and Treasury regulation 1.409A-1(h). To the extent permitted by Treasury regulation section 1.409A-1(h)(5), a Participant may be considered to have such a separation from service even if he continues to provide services as an independent contractor or non-employee director of the Employer.

(x)Valuation Date: Each date as of which the Plan is valued and gains or losses allocated, which shall be each date on which NASDAQ (or any successor exchange) is open for business.

(y)Year of Service: Shall have the same meaning as a “Year of Service for Vesting purposes” under the terms of the O’Reilly Automotive, Inc. Profit Sharing and Savings Plan.

1.3	Construction

The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. The word “including” and words of similar import when used in this Plan shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

ARTICLE 2

ELIGIBILITY

2.1	Initial Eligibility Requirements
(a)Each Eligible Employee who was a Participant in the Plan immediately prior to the Effective Date shall continue as a Participant until the date participation terminates in accordance with Section 2.3.
(b)Each individual who becomes an Eligible Employee on or after the Effective Date shall become a Participant hereunder upon making a Deferral Election in accordance with Section 3.2.
2.2	Loss of Eligible Employee Status

If a Participant is demoted, such that he remains an employee of the Employer but is no longer an Eligible Employee, he shall not be eligible to receive additional contributions under Section 4.2, but except as specifically provided in Section 3.4, such demotion shall not result in the cancellation of a Deferral Election under Section 4.1 prior to the end of the Plan Year in which the demotion occurs. No payment of Plan benefits shall be permitted solely as a result of a loss of Eligible Employee status, and payment to such an employee shall occur only as otherwise specified herein.

2.3	Termination of Participation

An individual who was a Participant shall cease to be a Participant when the individual is no longer an Eligible Employee and has ceased to have an Account balance under the Plan due to payment of all Plan benefits.

ARTICLE 3

DEFERRAL ELECTIONS

3.1	Deferral Elections
(a)A Deferral Election is an election (or deemed election) by a Participant to defer Base Compensation and/or Bonus under Section 4.1, to select a time of payment (including postponement of payment) under Section 6.2, and/or to select a form of payment under Section 6.4. A Deferral Election shall be made on a form and in a manner approved by the Committee.
(i)A Deferral Election must be in writing, which may include an electronic format approved by the Committee.
(ii)A Participant’s Deferral Election shall be independent of any elections made by the Participant under the Employer’s 401(k) plan.
(iii)A Deferral Election shall not be effective unless made by the close of business on the latest date specified for such election. A Deferral Election is considered made on the date the completed and valid election is received by the Committee.

(iv)A Deferral Election under Section 3.2 shall become irrevocable for the Plan Year to which it applies as of December 31 of the prior Plan Year. A Deferral Election that is made prior to such December 31 may be revoked or changed prior to becoming irrevocable by making a new Deferral Election on or before such December 31. A Deferral Election may not be changed or cancelled during the Plan Year to which it relates except as specified in Section 3.4.

(b)A Deferral Election under Section 4.1 shall apply only to Base Compensation and Bonus, as applicable, paid after the effective date of the election for services performed after the date the election is made. For this purpose, Base Compensation with respect to the payroll period containing the last day of the immediately preceding Plan Year that is paid during the immediately following Plan Year in accordance with the Employer’s normal payroll and compensation practices is considered Base Compensation for services performed in such following Plan Year.

(c)Except as provided in Sections 6.3(b) and 6.4(d) with respect to an election to defer a Date Certain or change the form of payment, a Participant’s Deferral Election under Sections 6.2 and 6.4 shall apply only to contributions (and related earnings and losses) made after the date the election is made, and shall not affect or change the time or form of payment for contributions (and related earnings and losses) made prior to such election. A Participant may make up to five different Deferral Elections under Sections 6.2 and 6.3 (including elections under Sections 6.3(b) and 6.4(d)). A Deferral Election is considered different from another Deferral Election if it provides for a different time or form of payment (or both). For example, if a Participant

(i)elects payment in a lump sum after Separation from Service with respect to 50% of his contributions made for the first Plan Year of participation,

(ii)elects payment in a lump sum on the Valuation Date coincident with or immediately following July 4, 2026 with respect to the other 50% of his contributions made for the first Plan Year of participation,

(iii)elects payment in four annual installments upon attainment of age 50 with respect to all contributions made for the second and third Plan Years of participation,

(iv)elects payment in a lump sum after Separation from Service with respect to 33% of his contributions made for all subsequent Plan Years of participation, and
(v)elects payment in ten annual installments after Separation from Service with respect to the remaining 67% of his contributions made for all subsequent Plan Years of Participation, the Participant will be considered to have made four different Deferral Elections for purposes of the limitation on different Deferral Elections under this subsection (the first and fourth deferral elections are the same, but the other three elections are different for a total of four). Payment or the possibility of payment under Section 6.3(c)/6.4(a), Section 6.3(d)/6.4(b), or Section 7.14(d) is not considered a different Deferral Election for purposes of the limitation on different Deferral Elections under this subsection.

(d)A Deferral Election under Section 6.3(b) or Section 6.4(d) must be made at least twelve months before the date on which or the beginning of the period during which payment would otherwise commence, shall be irrevocable as of the date that is twelve months before such date, and shall not be effective until the first anniversary of the date the election is made.

(e)A Deferral Election under Section 6.4(c) shall not apply to benefits payable to a Beneficiary after the death of a Participant or to benefits payable to the Participant due to his Disability. Such benefits are payable solely in the form of a single lump sum cash payment in accordance with Sections 6.4(a) and 6.4(b).

3.2	Deferral Election Timing

A newly Eligible Employee may participate effective as of the beginning of the Plan Year following the Plan Year in which the employee is designated as an Eligible Employee. For those newly Eligible Employees and all other Eligible Employees and Participants, a Deferral Election must be made in the month of December, but no later than December 31, to apply to the immediately following Plan Year. A Deferral Election made after December 31 shall not apply to such immediately following Plan Year. A new Deferral Election shall apply prospectively and, except as provided in Sections 6.3(b) and Section 6.4(d), shall not change the time of payment or the form of payment elected or deemed elected for prior Deferral Elections under Sections 6.2 and 6.4.

3.3	Deemed Deferral Elections
(a)Effective as of November 15, 2014, if a Participant who is an Eligible Employee does not make an affirmative Deferral Election under Section 4.1 for a Plan Year, the Participant shall be deemed to have elected not to make any contributions for such Plan Year.
(b)Sections 6.3(a) and 6.4(c) specify the default time and form of payment if a Participant does not elect a time and form of payment on his Deferral Election.
3.4	Cancellation of Deferral Elections
(a)After a Deferral Election becomes irrevocable in accordance with Section 3.1, the election shall remain in effect until the end of the Plan Year to which the election applies. If the Participant is no longer an Eligible Employee as of the last day of such Plan Year, the Deferral Election shall be cancelled and shall not apply to a subsequent Plan Year notwithstanding Section 3.3.
(b)Notwithstanding the foregoing and to the extent required to comply with section 401(k) of the Internal Revenue Code, a Participant’s Deferral Election shall be cancelled effective as of the date on which he takes a “safe harbor” hardship withdrawal from the Employer’s 401(k) plan.
(c)A Deferral Election that is cancelled in accordance with the foregoing shall not be reinstated during the same Plan Year. A cancelled election may only be replaced by a new election under Section 3.2 that is effective as of a subsequent Plan Year, and, in the case of a cancellation under subsection (b) above, such new election cannot apply to a Plan Year that commences earlier than six months after the date of such hardship withdrawal.

ARTICLE 4

CONTRIBUTIONS TO THE PLAN

4.1	Participant Contributions
(a)A Participant may make a Deferral Election to reduce his Base Compensation subject to such election in increments of one whole percentage point (1%), and to contribute such amount to the Plan as a Participant contribution.
(b)A Participant may make a separate Deferral Election to reduce his Bonus subject to such election in increments of one whole percentage point (1%), and to contribute such amount to the Plan as a Participant contribution.
4.2	Employer Matching Contributions

The matching contribution formula set forth below shall be calculated and applied to a Participant’s contributions from Base Compensation. For the avoidance of doubt, Employer matching contributions shall not be credited to a Participant’s account for contributions from Bonus. A Participant shall be eligible to receive an allocation of the Employer matching contribution for a Plan Year only if the Participant is an Eligible Employee on the last day of such Plan Year or if the Participant Separated from Service during the Plan Year due to death, Disability, or retirement after attainment of age 65. If a Participant is eligible for an allocation of the Employer matching contribution due to a qualifying Separation from Service as described in the preceding sentence, the matching contribution with respect to the portion of the Plan Year preceding the Participant’s Separation from Service shall be allocated not later than as soon as administratively practicable following the date of the Participant’s Separation from Service in accordance with Section 5.2(b).

(a)For each Level One Participant, the Employer shall credit an Employer matching contribution to the Participant’s Account in an amount equal to
(i)One hundred percent (100%) of the first two percent (2%) of such Participant’s contributions made under Section 4.1 when expressed as a percentage of Base Compensation for the portion of the Plan Year to which the matching contribution relates; plus
(ii)Twenty-five percent (25%) of the next four percent (4%) of such Participant’s contributions made under Section 4.1 when expressed as a percentage of Base Compensation for the portion of the Plan Year to which the matching contribution relates.
(b)Effective as of January 29, 2019, Employer matching contributions shall not be credited to the Accounts of Level Two Participants.

ARTICLE 5

ALLOCATION AND INVESTMENT

5.1	Establishment of Account

Each Participant herein shall have maintained in his name an Account, to which shall be credited his Participant contributions, as well as his share of Employer contributions. A Participant’s Account shall also reflect his allocable share of any gains and losses pursuant to Section 5.4. All distributions with respect to the Account pursuant to Article 6 shall be charged against the Account as of the date of such distribution. At the discretion of the Committee, a Participant’s Account may be divided into one or more subaccounts for recordkeeping purposes.

5.2	Allocation
(a)Contributions made pursuant to Section 4.1 hereof shall be credited to the Account of the Participant from whose Base Compensation and/or Bonus such amounts were deferred, as soon as administratively practicable following the date of actual Base Compensation or Bonus reduction.
(b)Employer matching contributions made pursuant to Section 4.2 shall be credited to the Account of each Participant eligible to receive such contributions not later than as soon as administratively practicable following the end of the period to which the contributions relate.
5.3	Establishment of Trust

The Employer may, but shall not be required to, establish a trust fund with regard to the Accounts hereunder, designed to be a grantor trust under Code section 671 and Internal Revenue Service Revenue Procedure 92-64 (or any successor ruling or procedure). However, if the assets of such trust are not available or are insufficient to pay such benefits or if no such trust is established or funded, then benefits hereunder shall be paid from the general assets of the Employer. Notwithstanding anything herein or in any related agreement to the contrary, no person shall have a security interest in any amounts (if any) set aside for the payment of benefits hereunder and, to the extent that any person acquires a right to receive payments or any other rights hereunder, such rights shall be no greater than the rights of any unsecured general creditor of the Employer.

5.4	Allocation of Investment Earnings and Losses
(a)As of each Valuation Date, the Committee shall credit to each Participant’s Account the deemed income or losses attributable thereto, as provided in Section 5.4(b) below, as well as any other credits to or charges against such Account, including any withdrawals or other distributions made to or on behalf of the Participant. All payments from an Account between Valuation Dates shall be charged against the Account as of the preceding Valuation Date. Contributions to a Participant’s Account shall not be adjusted for deemed investment experience for periods prior to the Valuation Date on which the Contributions are credited to the Account (even if the Contribution amount is known prior to such date). No amount shall be adjusted for deemed investment experience after the Valuation Date coincident with or immediately preceding the date on which the amount is distributed from the Participant’s Account.
(b)Each Participant, upon becoming a Participant in the Plan, may, on a form prescribed by the Committee, designate the manner in which he wishes his Account to be deemed invested among the various options designated by the Committee for this purpose. The Committee shall not be obligated to follow such deemed investment election in the event such action on the part of the Committee would result in a failure of the Plan to be considered unfunded for purposes of the Code or ERISA. Such designation may be changed as of any Valuation Date, with respect to future contributions and transfers among investment options, by making a new deemed election, in the method prescribed by the Committee, and within the period of time prior to such Valuation Date as is established by the Committee. The Participant must designate, in such minimum percentages or amounts as may be prescribed by the Committee, that portion of his Account which the Participant deems allocated to each investment option offered hereunder. The investment designation will continue until changed by the timely submission of a new deemed investment election, which change will be effective within the time period established by the Committee. In the absence of any such deemed investment designation, a Participant’s Account shall be deemed to be invested in such property as the Committee, in its sole and absolute discretion, shall determine. The Committee shall be authorized at any time and from time to time to modify, alter, delete or add to the deemed investment options hereunder. In the event a modification occurs, the Committee shall notify those Participants whom the Committee, in its sole and absolute discretion, determines are affected by the change, and shall give such persons such additional time as is determined necessary by the Committee to designate the manner and percentage in which amounts thereby affected shall be deemed invested. The Committee shall not be obligated to substitute investment options with similar deemed investment criteria for existing investment options, nor shall it be obligated to continue the types of deemed investment options presently available to the Participants.
(c)The crediting of earnings and losses under the Plan does not mean and shall not be construed to mean that the Account of a Participant is actually invested in any security, fund or other investment, and no Participant or Beneficiary shall have any security or other interest in any security, fund or investment, even if the Employer maintains actual investments that mirror or are substantially similar to liabilities under the Plan.
(d)Neither the Company nor the Committee warrants or represents that the value of any Participant’s Account will increase. Each Participant assumes the risk in connection with the deemed investment of his or her Account.
(e)A Participant’s Account shall continue to be credited with earnings and losses until the applicable Determination Date. The value of a Participant’s Account and the amount paid to a Participant on the payment date shall be determined as of the applicable Determination Date.

ARTICLE 6

PAYMENT OF ACCOUNT

6.1	Vesting of Account
(a)Each Participant’s interest in the portion of his Account attributable to (i) the Participant’s own contributions under Section 4.1 and (ii) Employer matching contributions under Section 4.2 for periods prior to the Effective Date shall be one hundred percent (100%) vested and non-forfeitable at all times.
(b)A Participant shall become vested in the portion of his Account attributable to Employer matching contributions under Section 4.2 for periods on or after the Effective Date in accordance with the following schedule.

Years of Service	Vested Percentage
0	0%
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

(c)Notwithstanding the foregoing schedule, a Participant shall have a one hundred percent (100%) vested and non-forfeitable interest in the portion of his Account attributable to Employer matching contributions under Section 4.2 for periods on or after the Effective Date upon the first to occur of the following:
(i)the Participant’s Separation from Service upon or after reaching age 65;
(ii)the Participant’s Disability; and
(iii)the death of the Participant.
6.2	Forfeiture of Unvested Account Balances

As of the date of a Participant’s Separation from Service with the Employer (including termination due to any of the events specified under Section 6.1(c) hereof), his vested Account balance shall be determined in accordance with the provisions of Section 6.1 above. Thereafter, as of the Valuation Date coincident with or next following the Participant’s Separation from Service, the nonvested portion of his Account shall be irrevocably forfeited and shall not be payable under the Plan. If a trust is established pursuant to Section 5.3, forfeited amounts shall be returned to the Employer.

6.3	Timing of Payment
(a)A Participant may make a Deferral Election to receive payment of the vested portion of his benefit subject to such Deferral Election commencing upon any one of the following distribution dates.
(i)On or as soon as administratively practicable after the first Valuation Date coincident with or immediately following a Date Certain designated by the Participant; provided that payment shall in any event commence within 60 days after such Date Certain, and no Participant or Beneficiary shall have a right to designate the taxable year of such payment.
(ii)On or as soon as administratively practicable after the first Valuation Date occurring in January of the Plan Year immediately following the Plan Year in which the Participant Separates from Service; provided that payment shall in any event commence by January 31 of such immediately following Plan Year, and no Participant or Beneficiary shall have a right to designate the taxable year of such payment.
(iii)On or as soon as administratively practicable after the first Valuation Date coincident with or immediately following the earlier to occur of (A) a Date Certain designated by the Participant and (B) the date the Participant Separates from Service; provided that payment shall in any event commence within 60 days after such Date Certain or Separation from Service, as applicable, and no Participant or Beneficiary shall have a right to designate the taxable year of such payment.

If a Participant’s Deferral Election does not specify a time of payment, then, with respect to amounts subject to such Deferral Election, the Participant shall be deemed to have elected payment after Separation from Service in accordance with subsection (ii) above.

(b)Subject to Section 3.1(d),
(i)a Participant who has elected (or who is deemed to have elected) payment under subsection (a)(i) above may elect a new Date Certain that occurs on or after the fifth anniversary of the previously elected Date Certain by making a Deferral Election specifying the new Date Certain.
(ii)a Participant who has elected payment under subsection (a)(iii) above may elect a new Date Certain that occurs on or after the fifth anniversary of the previously elected Date Certain by making a Deferral Election specifying the new Date Certain. Such election shall not defer or affect payment under subsection (a)(iii)(B) if the Participant’s Separation form Service occurs earlier than the specified Date Certain.

If payment is deferred pursuant to an effective Deferral Election but the Participant subsequently dies or becomes Disabled, earlier payment shall be made in accordance with subsection (c) or (d) below.

(c)Notwithstanding subsections (a) and (b) above, payment of a Participant’s entire Account, less any amounts required to be withheld by law, shall occur on or as soon as administratively practicable after the first Valuation Date coincident with or immediately following the Participant’s death; provided that payment shall in any event occur within 30 days after such Valuation Date, and no Participant or Beneficiary shall have a right to designate the taxable year of such payment.

(d)Notwithstanding subsections (a) and (b) above, payment of a Participant’s entire Account, less any amounts required to be withheld by law, shall occur on or as soon as administratively practicable after the first Valuation Date coincident with or immediately following the Participant’s Disability; provided that payment shall in any event occur within 30 days after such Valuation Date, and no Participant or Beneficiary shall have a right to designate the taxable year of such payment.
(e)Payment to a Participant shall be delayed to the extent required by Code section 409A(a)(2)(B)(i). Accordingly, if a Participant is a “specified employee” as defined by Code section 409A(a)(2)(B)(i) and Treasury regulation 1.409A-1(i) (determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Board of Directors of the Employer and that applies for purposes of all applicable nonqualified deferred compensation plans of the Employer and its affiliates described in the second sentence of Section 1.2(n)), any payments which the Participant is otherwise entitled to receive on account of Separation from Service during the six-month period beginning on the date the Participant Separates from Service for any reason other than death shall be accumulated and paid effective as of the earlier to occur of (i) the first Valuation Date that occurs on or after the date that is six months after the date the Participant Separates from Service and (ii) the first Valuation Date that occurs on or after the 30th day following the date of the Participant’s death. This subsection (e) is intended to satisfy the minimum requirements of Code section 409A(a)(2)(B)(i) and shall not be construed to accelerate or defer or otherwise apply to distributions to the extent those distributions are not subject to the requirements of such Code section.
6.4	Form of Payment
(a)In the event of the Participant’s death the Participant’s entire Account, less any amounts required to be withheld by law, shall be paid to his Beneficiary in the form of a single lump sum payment in cash in accordance with Section 6.3(c) as to the time of payment and without regard to any election to postpone payment under Section 6.3(b). The preceding sentence shall also apply to the entire remaining Account of a Participant who dies after commencing installment payments.
(b)In the event of payment due to the Participant’s Disability the Participant’s entire Account, less any amounts required to be withheld by law, shall be paid to him in the form of a single lump sum payment in cash in accordance with Section 6.3(d) as to the time of payment and without regard to any election to postpone payment under Section 6.3(b). The preceding sentence shall also apply to the entire remaining Account of a Participant who becomes Disabled after commencing installment payments.
(c)A Participant may select on his Deferral Election (including a deemed Deferral Election) from among the following optional forms of payment for the vested portion of his Account to the extent not payable in accordance with subsections (a) and (b), above:
(i)a single cash lump sum payment;
(ii)annual cash installments over a period of years designated by the Participant in the Deferral Election. Each installment shall be calculated by dividing the portion of the Participant’s Account balance subject to such Deferral Election as of the preceding Valuation Date by the total number of installments remaining to be paid. Annual installments shall be paid on the payment commencement date under Section 6.2 and each anniversary of that date.
(iii)monthly cash installments over a period of years designated by the Participant in the Deferral Election, Each monthly installment payable during a year shall be the same amount, calculated by dividing the portion of the Participant’s Account balance subject to such Deferral Election as of the Valuation Date preceding the first installment for the year by the total number of installments remaining to be paid; except that the final installment of the last year of the elected period shall be an amount equal to the entire remaining portion of the Account balance subject to such Deferral Election. Monthly installments shall be paid on the payment commencement date under Section 6.2 and on the fifteenth (15th) day of each month thereafter.

If a Participant’s Deferral Election does not specify an optional form of payment, the Participant shall be deemed to have elected payment in the form of a single cash lump sum payment with respect to vested amounts subject to such Deferral Election. Except as provided in subsection (d) below, a Participant may not subsequently elect to change the optional form of payment elected or deemed elected under a Deferral Election for so long as he remains a Participant. For purposes of Code section 409A, the entitlement to a series of installment payments shall be treated as the entitlement to a single payment.

(d)Subject to Section 3.1(d), a Participant may elect to change the optional form of payment applicable to the portion of his Account subject to a Deferral Election under subsection (c) above, but such election shall also defer the time of payment elected by the Participant to the fifth anniversary of the date payment would otherwise occur under Section 6.2.

ARTICLE 7

MISCELLANEOUS

7.1	Administration of the Plan
(a)The Plan shall be administered by the Committee. The books and records of the Plan shall be maintained by the Company at its expense, and no member of the Board of Directors of the Company, or any employee of the Company acting on its behalf, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.
(b)The Company shall appoint the members of the Committee and may terminate a Committee member at any time by providing written notice of such termination to the member. Any member of the Committee may resign by delivering his written resignation to the Company and to the other members of the Committee.
(c)The Committee shall perform any act which the Plan authorizes. The Committee may by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee.
(d)The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company.
(e)No member of the Board of Directors of the Company or of the Committee, or any employee of the Company acting on behalf of either, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own willful neglect or willful misconduct. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney’s fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.
(f)The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.
(g)The Committee shall establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business. The Committee shall have the authority to interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation, and application of the Plan, including all claims for benefit hereunder. All determinations of the Committee shall be conclusive and binding on all concerned.
7.2	Benefit Claims

The Committee shall administer the claims procedures set forth in this Section 7.2 in accordance with section 503 of ERISA. The Committee shall automatically direct the distribution of all benefits to which a Participant is entitled hereunder. In the event that a Participant believes that he has been denied benefits to which he is entitled under the provisions of the Plan, the Committee shall, upon the request of the Participant, provide to the Participant written notice of the denial which shall set forth:

(a)the specific reason or reasons for the denial;
(b)specific references to pertinent Plan provisions on which the Committee based its denial;
(c)a description of any additional material or information needed for the Participant to perfect the claim and an explanation of why the material or information is needed;
(d)a statement that the Participant or his authorized representative may (i) request a review upon written application to the Committee; (ii) review pertinent Plan documents; and (iii) submit issues and comments in writing;
(e)if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request;
(f)a description of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal;

(g)a statement that any appeal the Participant wishes to make of the adverse determination must be made in writing to the Committee within sixty (60) days (one hundred eighty (180) days in the case of a claim relating to Disability benefits) after receipt of the Committee’s notice of denial of benefits and that failure to appeal the initial determination to the Committee in writing within such sixty (60)-day period (one hundred eighty (180)-day period in the case of a claim relating to Disability benefits) will render the Committee’s determination final, binding, and conclusive; and
(h)the address to which the Participant must forward any request for review.

If a Participant should appeal to the Committee, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of the claim is justified under the circumstances. The Committee shall advise the Participant in writing of its decision on appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within sixty (60) days (forty-five (45) days in the case of a claim relating to Disability benefits) after the Participant’s written request for review is received, unless special circumstances (such as a hearing) would make the rendering of a decision within such sixty (60)-day period (forty-five (45)-day period in the case of a claim relating to Disability benefits) impracticable. In such case, notice of an extension shall be provided to the Participant within the original sixty (60)-day period (forty-five (45)-day period in the case of a claim relating to Disability benefits), and notice of a final decision regarding the denial of a claim for benefits will be provided within one hundred twenty (120) days (ninety (90) days in the case of a claim relating to Disability benefits) after receipt of the original request for review.

7.3	Designation of a Beneficiary
(a)A Participant may designate one or more Beneficiaries to receive any benefits payable under the Plan after the death of the Participant. A Participant may revoke or change a prior beneficiary designation by filing a new beneficiary designation with the Committee. To be effective, any beneficiary designation or revocation of a beneficiary designation must be on a form acceptable to the Committee and must be received by the Committee prior to the date of the Participant’s death.
(b)Any designation of a person as a Beneficiary shall be deemed to be contingent upon the person’s surviving the Participant. Any designation of a class or group of Beneficiaries shall be deemed to be a designation of only those members of the class or group who are living at the time of the Participant’s death. Any designation of a trust or other organization as a Beneficiary shall be invalid if the trust is not in existence at the time of the Participant’s death. A Participant may designate (in the manner provided in subsection (a), above) one or more persons as a contingent Beneficiary or Beneficiaries to receive, upon the Participant’s death, the benefit that the primary Beneficiary would have received had the primary Beneficiary survived the Participant.
(c)If a Participant does not make an effective beneficiary designation prior to death or if no designated Beneficiary survives the Participant, the Participant’s estate shall be deemed to be his Beneficiary.
(d)References hereunder to a benefit payable to or with respect to a Participant include any benefit payable to the Participant’s Beneficiary.
7.4	Amendment of the Plan

The Plan may be amended, in whole or in part, from time to time, by the Committee, without the consent of any other party; provided, however, that no amendment shall divest any Participant or Beneficiary of vested credits to his or her Account or of any rights to which he would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment and further provided that no amendment shall materially increase the cost of the Plan to the Company without the approval of the Board of Directors of the Company.

7.5	Termination of the Plan

The Plan may be terminated, at any time, by action of the Board of Directors, without the consent of any other party. The termination of this Plan shall not result in the granting of any additional rights to any Participant, such as, full vesting or funding of his Account, and Plan benefits shall be payable solely as provided under Section 6.2 and, if applicable, Section 7.1 4(d)(iv).

7.6	Notices
(a)From time to time, the Committee shall provide each Participant with a statement of the value of his Account. The Committee shall also provide each Participant with a written summary of any amendment of the Plan that materially modifies his rights hereunder and with notice of the termination of the Plan.

(b)Any notice or election required or permitted to be given hereunder by a Participant or Beneficiary shall be deemed to be received by the Committee (i) on the date it is personally delivered to the Committee or (ii) on the date it is sent by certified or registered mail, addressed to the Committee at 233 South Patterson, Springfield, Missouri 65802.
7.7	Non-Alienation

Except as required by ERISA, the right of any Participant or Beneficiary in his Account balance hereunder or in any benefit payable under the Plan or any interest therein shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, garnishment or charge, and any such attempted action shall be void (except for the designation of beneficiaries pursuant to Section 7.3). No such Account, benefit, or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of the person entitled to such Account, benefit, or interest. The preceding sentences shall not prohibit the direct deposit of Plan benefits to a Participant’s or Beneficiary’s savings, checking, or other deposit account in a financial institution.

7.8	Payments to Incompetents

Whenever any benefit which shall be payable under the Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

7.9	Severability

In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

7.10	Governing Law

The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the internal laws, and not the law of conflicts, of the State of Missouri, except to the extent superseded by federal law.

7.11	Taxes

All amounts payable hereunder shall be reduced by any and all federal, state, and local taxes imposed upon the Participant which are required to be paid or withheld by the Employer or any other payor of Plan benefits.

7.12	Waiver

Neither the failure nor any delay on the part of the Employer or the Committee to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to the Employer or the Committee at law or in equity.

7.13	No Right to Employment

Neither the establishment of the Plan nor the payment of any benefits thereunder nor any action of the Company, the Employer, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of any Employer, and each Employer expressly reserves the right to discharge any employee whenever the interest of the Employer in its sole judgment may so require, without liability to the Employer or the Committee or any affiliate of either.

7.14	Compliance With Code Section 409A
(a)The Plan is intended to comply with the requirements of Code section 409A and, notwithstanding anything herein to the contrary, shall be administered, operated, and interpreted in compliance with such requirements. For periods on and after January 1, 2005 and prior to January 1, 2009, each Participant’s benefit shall be determined in accordance with the Plan as in effect at such time subject to any modifications necessary to satisfy a good faith interpretation of the requirements of Code section 409A, to the extent applicable.
(b)To the extent any provision of this Plan or any omission from the Plan would (absent this Section 7.14(6)) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 7.14(b) shall not apply and shall not be construed to amend any provision of the Plan to the extent this Section 7.14(b) or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).
(c)If any provision of this Plan would cause a Participant to incur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code section 409A and shall have no liability to any Participant for any failure to comply with Code section 409A.
(d)Except as provided in this Section and notwithstanding anything herein to the contrary, the payment of benefits under the Plan shall not be accelerated in a manner that would cause such benefits to be includable in income under Code section 409A.
(i)The Committee may establish a procedure for the Plan to administer qualified domestic relations orders. Such procedure shall comply with the applicable requirements of ERISA Sections 206(d)(3) and 514(b)(7). The Committee may approve immediate payment to an alternative payee (who is not the Participant) pursuant to the terms of a qualified domestic relations order, as defined under ERISA sections 206(d)(3) and 514(6)(7). Any such payment shall not be prohibited by Section 7.7 and shall not be subject to the six-month delay requirement under Section 6.3(e).
(ii)If a benefit hereunder is required to be included in the income of a Participant under Code section 409A as a result of the failure to comply with the requirements of Code section 409A, the benefit amount so includable shall be paid to the Participant as of the Valuation Date next following such compliance failure. This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay requirement under Section 6.3(e).
(iii)The Committee may accelerate the payment of amounts credited to a Participant’s Account (i) to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government and (ii) to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law. Any such payment shall be made in a single lump sum cash payment to the Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Committee’s determination. Any such payment shall not be subject to the six-month delay requirement under Section 6.3(e).
(iv)The entire amount credited to a Participant’s Account shall be paid to the Participant if the Plan is terminated in accordance with Section 7.5 and the Committee determines that the requirements of Treasury regulation I .409A-3(j)(4)(ix) have been and will be satisfied in connection with such termination. Any such payment shall be made in a single lump sum cash payment to the Participant on or as soon as administratively practicable after the first Valuation Date that occurs on or after the Plan termination and the Committee’s determination. This subsection shall not accelerate the payment of a benefit that is subject to the six-month delay requirement under Section 6.3(e).
(v)This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the O’Reilly Automotive, Inc. Deferred Compensation Plan as amended and restated effective as of the Effective Date and as otherwise specified herein, O’REILLY AUTOMOTIVE, INC., as the Company, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this _________ day of October 2020.

O’REILLY AUTOMOTIVE, INC.

Name:
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